EXHIBIT 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune (Media)
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Reports Second Quarter 2005 Results
     RALEIGH, N.C., August 4, 2005—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the three and six months ended June 30, 2005.
     Net income available to common shareholders was $3.9 million for the 2005 second quarter, or $0.15 per share, compared to $3.7 million, or $0.14 per share, for the same period a year earlier.
     For the 2005 second quarter, funds from operations (FFO) available to common shareholders decreased 4 percent to $8.3 million, or $0.30 per common share, compared to $8.6 million or $0.31 per common share, for the 2004 second quarter. The company had approximately 27.6 million fully diluted weighted average common shares outstanding in both reporting periods. Results were in line with the company’s previously reported guidance for

FFO available to common shareholders for the second quarter of 2005 of $0.29 to $0.31 per common share.
     FFO available to common shareholders for the second quarter of 2005 was reduced approximately $0.02 per share due to a non-cash increase in income tax expense. Excluding non-cash income tax expense (benefit), FFO available to common shareholders would have been $0.31 per share for the second quarter of 2005 versus $0.30 per share for the second quarter of 2004. To realize its deferred tax asset, effective January 1, 2005, the company restructured its leases with its taxable REIT subsidiary, Barclay Hospitality Services, Inc. (“Barclay”). The company’s deferred tax asset, which totaled $11.9 million as of June 30, 2005, was created by the acquisition of the leases from third parties (the cost of which was expensed for book purposes and capitalized for tax purposes), as well as by the operating losses experienced by Barclay over the past two years. The company expects the restructuring of the leases to create future taxable income for Barclay, as it did in the second quarter of 2005. Although the company will record income tax in the future based on Barclay’s net income, it does not expect to pay taxes until its deferred tax asset is fully realized. “As a result of restructuring the company’s leases with Barclay effective January 1, 2005, the company recorded income tax expense totaling $355,000 during the second quarter of 2005, as compared to an income tax benefit of $346,000 during the second quarter of 2004.” said Joe Green, president and chief financial officer. “Accordingly, the non-cash income tax expense in 2005 resulted in a reduction in FFO available to common shareholders of approximately $0.02 per common share compared to the second quarter of 2004.”

Recent Developments
     Pending Hotel Acquisition
     The company is currently under contract to purchase a six-property, 698-room portfolio for $46.0 million. The properties consist of one Courtyard by Marriott hotel and five Towneplace Suites hotels. These properties are located in Texas, one in Austin, one in College Station, one in Clearlake and two in Houston and one is located in Birmingham, Alabama. All of the hotels are less than six years old. “These properties are well located, in excellent condition and compete very effectively in their respective markets.” Green said. The hotels will continue to be managed by Marriott, which will become the company’s 7th management company. The company expects to close the purchase of the hotels during the third quarter of 2005, subject to completing its due diligence review of certain items.
     Pending Hotel Developments
     Shortly after the close of the 2005 second quarter, the company announced two new development projects, one wholly owned and one through a joint venture. The company closed on the purchase of 4.5 acres of land for $2.94 million and plans to build a 142-room Homewood Suites hotel in the Forrestal Center of Princeton University for an all-in cost of approximately $19.6 million, $12.0 million of which is expected to be borrowed under a mortgage loan. The hotel is scheduled to break ground in the third quarter of 2005 and is expected to open in the first quarter of 2007.
     As previously reported, in a joint venture with DeHoff Development Company, a diversified real estate owner and developer, the company plans to build a 121-room Hilton Garden Inn at Gateway Corporate Park, adjacent to the Akron-Canton Airport in Green, Ohio for approximately $12.0 million. The total equity investment in the joint venture is expected to be approximately $4.6 million, with the balance being financed by GE Commercial Franchise Finance (“GEFF”). The company plans to contribute $1.0 million in exchange for common equity in the joint venture, and another $2.2 million in exchange for preferred equity in the joint venture bearing an expected annual cash dividend of LIBOR plus 11 percent, while DeHoff plans to contribute approximately $1.4 million to the joint venture in exchange for common equity. The hotel is slated to break ground in the third quarter of 2005 with an anticipated late fall 2006 opening.
     “During this phase of the real estate cycle, we believe development is an attractive investment option,” Green said. “We will be responsible for overseeing the development and construction of both projects.” As previously reported, the company currently is constructing a third development project that is expected to open in the summer of 2006, a 123-room Courtyard by Marriott hotel in Kansas City, Mo. for approximately $16.7 million (net of historic tax credits totaling approximately $7.7 million), $10.9 million of which is being financed by a mortgage loan from GEFF.
     The company expects to acquire its equity portion of the pending hotel acquisitions and development projects using borrowings under its lines of credit and through other available sources of capital. The company expects that the acquisition of each of these hotels will be accretive to its 2005 FFO available to common shareholders.

     Hotel Disposition
     In May 2005, the company sold the Hilton Head Hampton Inn for $4.4 million in cash, net of closing costs. The disposition resulted in an aggregate gain on sale of $471,000. Proceeds were used primarily to reduce the company’s outstanding debt balance under its $155 million line of credit.
     “This sale and the new developments are part of our on-going program to continuously upgrade our portfolio, through pruning older assets, maintaining our core hotels and acquiring and developing new hotels,” Green said. “We have a substantial pipeline of acquisition candidates, and we are looking at additional development projects on a highly selective basis.”
Debt Investment Financing Program
     During the second quarter, the company announced a program with GEFF to provide a highly streamlined, cost-effective loan program for hoteliers. Under the program, GEFF and the company would provide loans secured by a first mortgage for up to 85 percent of a project’s cost. The company would fund approximately 25 percent of the total loan amount which is the first loss piece, or the “B” note, of the loan. Borrowers will work with the two companies as one seamless entity, which is expected to reduce significantly the time and cost to acquire the financing for hotel projects, compared to having to deal with two separate lenders.
     “Response has been very positive to this program, and we have an extremely active pipeline,” Green said. “Hotel development activity is ramping up, and this program simplifies the paperwork and effort required by developers. Because the company has such extensive experience in hotel development, we believe this gives us a competitive edge in evaluating development projects.”

     The company’s proprietary, non-GEFF, debt investment financing program targets subordinated hotel loans between 60 percent and 85 percent of a project’s value, hotels with 100 to 425 rooms and single-asset loan amounts that normally range from $1 million to $15 million. The company also seeks to underwrite and acquire the junior mezzanine portion of loans that are originated in the marketplace under Collateralized Mortgage-Backed Securities (CMBS) programs.
Internal Growth/Same Store Operating Statistics
     Revenue per available room (RevPAR) in the second quarter of 2005 improved 8.8 percent, led by an 8.4 percent improvement in average daily room rate (ADR) and a 0.4 percent improvement in occupancy, compared to the same period a year earlier.
     The following chart details the “same store” operating statistics, which includes 45 hotels that were open throughout both periods ended June 30, 2005 and 2004 (including 41 wholly owned hotels and four jointly owned hotels).

Same Store Operating Statistics	Three Months Ended				Six Months Ended
	June 30,				June 30,
			Percentage				Percentage
	2005	2004	Change		2005	2004	Change
Hotel room revenues	$36,960	$33,967	8.8%		$69,347	$65,072	6.6%
RevPAR	$63.94	$58.77	8.8%		$60.31	$56.30	7.1%
Occupancy	72.5%	72.2%	0.4%		69.2%	69.4%	-0.3%
Average Daily rate	$88.20	$81.37	8.4%		$87.18	$81.17	7.4%
Gross Operating Profit margin	43.1%	43.3%	-0.2	% pt.	41.6%	41.7%	-0.1	% pt.
     Second quarter 2005 operating margins decreased slightly to 43.1 percent from 43.3 percent, in the same period for the previous year. Increased operating costs with respect to brand-driven initiatives, higher health insurance costs, and higher labor costs negatively impacted the company’s gross operating profit margins for the second quarter of 2005.

During the 2005 second quarter, the company declared a regular cash dividend of $0.15 per common share and a cash dividend of $0.50 per share of Series B Preferred Stock. “We remain comfortable with the payout level of our current common stock dividend,” said Robert W. Winston, III chief executive officer. “We continue to evaluate our policy on a quarterly basis.”
Outlook and Guidance
     For the 2005 third quarter, the company forecasts net income per share available to common shareholders of $0.10 to $0.12, compared to net income per share available to common shareholders of $0.12 for the 2004 third quarter. The company expects 2005 third quarter RevPAR to improve 2 percent to 3 percent over the third quarter of 2004, and a slight improvement in gross operating profit margins for the third quarter of 2005 as compared to the third quarter of 2004. These projections for RevPAR and gross operating profit margins reflect our estimates of the negative impact of reduced military business and planned renovation activities during the third quarter of 2005, together with non-recurring incremental hurricane-related revenue experienced during the third quarter of 2004, which we believe will impact five properties. Excluding these properties, RevPAR is expected to improve 5% to 6% over the third quarter of 2004. We believe that, in some cases, new supply additions will also have a negative impact on our third quarter results of operations. However, the company is taking measures to retain its market share in these locations. Accordingly, FFO per share available to common shareholders is expected to be between $0.27 and $0.29 for the third quarter of 2005, compared to FFO per share available to common shareholders of $0.28 for the 2004 third quarter. The third quarter 2005 projected FFO per share available to common shareholders includes a projected non-cash income tax expense of $330,000, while the third quarter 2004 FFO per share available to common shareholder included a non-cash income tax benefit of $501,000, resulting in an estimated $0.03 per share negative impact to the third quarter 2005 compared to the third quarter 2004. Excluding the non-cash income tax expense (benefit) FFO available to common shareholders would have been $0.26 per share for the third quarter of 2004 and would have been projected to be between $0.28 and $0.30 for the third quarter of 2005. This guidance assumes no hotel dispositions, acquisitions, developments or placements of debt during the 2005 third quarter.
     Winston Hotels’ second quarter investor conference call is scheduled for 10 a.m. EDT today, August 4, 2005. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 789703.
About the Company
     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. Currently the company owns or is invested in 49 hotel properties in 15 states having an aggregate of 6,886 rooms. This includes 42 wholly owned properties with an aggregate of 5,963 rooms, a 49 percent ownership interest in one joint venture hotel with 118 rooms, a 48.8 percent ownership interest in one joint venture hotel with 147 rooms, and a 13.05 percent ownership interest in five joint venture hotels with an aggregate of 658 rooms. The company has also issued loans to owners of 11 hotels with an aggregate of 1,780 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided loans. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.
Notes About Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition, disposition and development plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, net income available to common shareholders per share, FFO available to common shareholders, FFO available to common shareholders per share and RevPAR. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of subordinated loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2004.
Notes About Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.
FFO and FFO Available to Common Shareholders
The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends and loss on redemption of Series A Preferred Stock from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties, compensation, and other investments. Actual results are compared to budget and forecast on a monthly basis. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with the presentation of net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) improve our investors’ ability to understand the company’s operating performance.
Operating Margin
Operating margin is determined by dividing gross operating profit, for the hotels whose operating results are included in the company’s consolidated statement of operations, by total revenue.
RevPAR
RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.

WINSTON HOTELS, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	June 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Land	$46,111	$46,215
Buildings and improvements	380,201	382,458
Furniture and equipment	57,588	54,661

Operating properties	483,900	483,334
Less accumulated depreciation	140,672	134,261

	343,228	349,073
Properties under development	7,020	3,962

Net investment in hotel properties	350,248	353,035

Assets held for sale	—	7,037
Corporate furniture fixtures and equipment, net	384	397
Cash	6,738	4,115
Accounts receivable, net	3,153	2,676
Notes receivable	31,905	30,849
Investment in joint ventures	2,420	2,512
Deferred expenses, net	5,926	3,759
Prepaid expenses and other assets	11,817	7,976
Deferred tax asset	11,872	12,024

Total assets	$424,463	$424,380

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Line of credit	$67,900	$66,850
Long-term debt	88,040	88,075
Accounts payable and accrued expenses	14,635	13,066
Distributions payable	6,011	5,994

Total liabilities	176,586	173,985

Minority interest	9,867	10,154

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000,000 shares authorized, 3,680,000 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000,000 shares authorized, 26,508,327 and 26,397,574 shares issued and outstanding	265	264
Additional paid-in capital	325,249	323,947
Unearned compensation	(1,799)	(1,145)
Distributions in excess of earnings	(85,742)	(82,862)

Total shareholders’ equity	238,010	240,241

Total liabilities, minority interest and shareholders’ equity	$424,463	$424,380

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30, 2005	June 30, 2004

Operating revenue:
Rooms	$36,703	$32,216
Food and beverage	2,665	2,419
Other operating departments	1,191	1,019
Percentage lease revenue	—	9
Joint venture fee income	63	45

Total operating revenue	40,622	35,708

Hotel operating expenses:
Rooms	8,169	6,999
Food and beverage	1,949	1,751
Other operating departments	743	705
Undistributed operating expenses:
Property operating expenses	7,708	6,952
Real estate taxes and property and casualty insurance	1,882	1,617
Franchise costs	2,656	2,304
Maintenance and repair	2,056	1,772
Management fees	1,266	847
General and administrative	1,901	1,508
Depreciation	4,697	4,254
Amortization	396	329

Total operating expenses	33,423	29,038

Operating income	7,199	6,670

Interest and other income	1,227	424
Interest expense	(2,423)	(1,673)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	6,003	5,421
Income allocation to minority interest in Partnership	(175)	(176)
Income allocation to minority interest in consolidated joint ventures	(139)	(78)
Income tax benefit (expense)	(291)	296
Equity in income (loss) of unconsolidated joint ventures	29	(33)

Income from continuing operations	5,427	5,430
Discontinued operations:
Earnings (loss) from discontinued operations	(100)	375
Gain (loss) on sale of discontinued operations	449	(270)
Loss on impairment of asset held for sale	—	(24)

Net income	5,776	5,511
Preferred stock distribution	(1,840)	(1,840)

Net income available to common shareholders	$3,936	$3,671

Basic weighted average number of common shares outstanding	26,298	26,217

Diluted weighted average number of common shares outstanding	27,611	27,542

Income per common share basic and diluted:
Income from continuing operations	$0.14	$0.14
Income from discontinued operations	0.01	—

Net income available to common shareholders	$0.15	$0.14

Per share dividends to common shareholders	$0.15	$0.15

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended
	June 30, 2005	June 30, 2004

Operating revenue:
Rooms	$68,592	$60,766
Food and beverage	4,810	4,379
Other operating departments	2,032	1,997
Percentage lease revenue	—	701
Joint venture fee income	124	73

Total operating revenue	75,558	67,916

Hotel operating expenses:
Rooms	15,393	13,403
Food and beverage	3,687	3,220
Other operating departments	1,453	1,413
Undistributed operating expenses:
Property operating expenses	15,086	13,789
Real estate taxes and property and casualty insurance	3,676	3,235
Franchise costs	4,965	4,357
Maintenance and repair	4,092	3,527
Management fees	2,057	1,555
General and administrative	3,890	3,140
Depreciation	9,350	8,536
Amortization	652	656

Total operating expenses	64,301	56,831

Operating income	11,257	11,085

Interest and other income	2,747	756
Interest expense	(4,830)	(3,404)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in loss of unconsolidated joint ventures	9,174	8,437
Income allocation to minority interest in Partnership	(238)	(172)
Income allocation to minority interest in consolidated joint ventures	(267)	(262)
Income tax benefit (expense)	(109)	933
Equity in loss of unconsolidated joint ventures	(33)	(54)

Income from continuing operations	8,527	8,882
Discontinued operations:
Earnings (loss) from discontinued operations	(137)	428
Net gain on sale of discontinued operations	364	15
Loss on impairment of asset held for sale	—	(47)

Net income	8,754	9,278
Preferred stock distribution	(3,680)	(3,635)
Loss on redemption of Series A Preferred Stock	—	(1,720)

Net income available to common shareholders	$5,074	$3,923

Basic weighted average number of common shares outstanding	26,290	26,216

Diluted weighted average number of common shares outstanding	27,607	27,561

Income per common share basic and diluted:
Income from continuing operations	$0.18	$0.13
Income from discontinued operations	0.01	0.02

Net income available to common shareholders	$0.19	$0.15

Per share dividends to common shareholders	$0.30	$0.30

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO, FFO AVAILABLE TO COMMON
SHAREHOLDERS AND FFO AVAILABLE TO COMMON SHAREHOLDERS PER SHARE
($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net income	$5,776	$5,511	$8,754	$9,278
(Gain) loss on sale of discontinued operations	(471)	284	(381)	(16)
Minority interest in Partnership allocation of income	175	176	238	172
Minority interest in Partnership allocation of gain (loss) on sale of discontinued operations	22	(14)	17	1
Minority interest in Partnership allocation of earnings from discontinued operations	(4)	19	(6)	20
Depreciation	4,422	4,165	8,806	8,151
Depreciation from discontinued operations	29	231	123	489
Depreciation from joint ventures	189	101	380	308

FFO	10,138	10,473	17,931	18,403

Loss on redemption of Series A Preferred Stock	—	—	—	(1,720)
Preferred stock dividend	(1,840)	(1,840)	(3,680)	(3,635)

FFO Available to Common Shareholders	$8,298	$8,633	$14,251	$13,048

Weighted average common shares outstanding assuming dilution	27,611	27,542	27,607	27,561

FFO Available to Common Shareholders per share	$0.30	$0.31	$0.52	$0.47

Common dividend per share	$0.15	$0.15	$0.30	$0.30

WINSTON HOTELS, INC.
2005 THIRD QUARTER GUIDANCE
RECONCILIATION OF NET INCOME TO
FFO AVAILABLE TO COMMON SHAREHOLDERS*
($ in thousands, except per share amounts)

	Guidance Range
	Low	High
Net income	4,500	5,000

Depreciation	4,500	4,500

Depreciation from joint ventures	200	200

Minority interest allocation	200	200

Preferred stock dividend	(1,840)	(1,840)

FFO Available to Common Shareholders	7,560	8,060

Weighted average common shares assuming dilution	27,600	27,600

FFO Available to Common Shareholders per share	$0.27	$0.29
* Assumes no hotel acquisitions, dispositions, developments or placement of debt during the 2005 third quarter.

Winston Hotels, Inc.
Three and Six Months Ended June 30, RevPAR Statistics
Total for 45 Hotels

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% CH	2005	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	43.04	44.59	-3.5%	$46.92	$48.98	-4.2%
Courtyard, Fairfield Inn, Residence Inn	57.34	51.72	10.9%	$60.01	$51.89	15.6%
Hampton Inn/Suites	55.15	49.92	10.5%	$58.67	$52.98	10.7%
Hilton Garden Inn	67.97	69.71	-2.5%	$74.80	$74.44	0.5%
Holiday Inn Express/Select	48.90	46.19	5.9%	$55.04	$50.84	8.3%
Homewood Suites	70.87	67.64	4.8%	$70.71	$65.98	7.2%

Region
South Atlantic	59.77	56.17	6.4%	$57.05	$53.39	6.9%
East North Central	86.70	80.91	7.2%	$74.89	$71.74	4.4%
West South Central	48.41	35.58	36.1%	$46.54	$40.36	15.3%
West North Central	59.80	56.16	6.5%	$54.03	$48.68	11.0%
Mountain	51.46	44.91	14.6%	$66.42	$58.96	12.7%
New England	72.64	69.00	5.3%	$64.38	$63.56	1.3%
Middle Atlantic	88.25	82.78	6.6%	$78.42	$74.44	5.3%

Segment
Upscale	70.70	63.31	11.7%	$67.99	$62.93	8.0%
Mid-scale w/ F&B	63.69	62.39	2.1%	$56.17	$56.53	-0.6%
Mid-scale w/o F&B	57.04	53.10	7.4%	$53.51	$49.40	8.3%

Service
Limited-service	57.04	53.10	7.4%	$53.51	$49.40	8.3%
Full-service	72.00	68.69	4.8%	$65.00	$63.58	2.2%
Extended-stay	64.49	53.54	20.5%	$66.47	$58.21	14.2%

All Hotels	63.94	58.77	8.8%	$60.31	$56.30	7.1%
Includes 41 of the company’s 42 wholly owned hotels as of June 30, 2005, as well as four joint venture hotels the company held an ownership interest in during the periods presented. These joint venture hotels include the Ponte Vedra, Fla. Hampton Inn, the West Des Moines, Iowa Fairfield Inn & Suites, the Beachwood, Ohio Courtyard by Marriott, and the Houston, Tex. SpringHill Suites by Marriott. Excludes the wholly owned properties which were sold prior to June 30, 2005 and the Roanoke, Va. Courtyard by Marriott which was acquired in December 2004.
Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These joint venture hotels include the Shelton, Conn. Ramada Inn acquired in March 2004 and the West Des Moines, Iowa Quality Suites acquired in August 2004. Also, excludes the Chapel Hill, N.C. Courtyard by Marriott which opened in September 2004, in which the company owns a 48.78 percent interest. These properties were not open throughout each of the periods presented, therefore they are excluded from the table above.

Winston Hotels, Inc.
Three and Six Months Ended June 30, ADR Statistics
Total for 45 Hotels

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% CH	2005	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	66.25	61.40	7.9%	$68.47	$64.02	7.0%
Courtyard, Fairfield Inn, Residence Inn	86.44	85.36	1.3%	$86.83	$82.65	5.1%
Hampton Inn/Suites	83.05	75.18	10.5%	$83.94	$76.43	9.8%
Hilton Garden Inn	106.37	100.75	5.6%	$109.08	$101.68	7.3%
Holiday Inn Express/Select	83.62	79.89	4.7%	$86.56	$81.36	6.4%
Homewood Suites	95.97	90.97	5.5%	$94.78	$89.01	6.5%

Region
South Atlantic	81.82	74.70	9.5%	$81.01	$74.06	9.4%
East North Central	108.78	102.36	6.3%	$104.89	$99.80	5.1%
West South Central	77.29	72.63	6.4%	$77.67	$78.84	-1.5%
West North Central	78.31	72.04	8.7%	$76.29	$69.60	9.6%
Mountain	80.04	72.19	10.9%	$90.99	$83.80	8.6%
New England	101.18	95.76	5.7%	$98.54	$91.78	7.4%
Middle Atlantic	113.88	105.07	8.4%	$111.76	$104.58	6.9%

Segment
Upscale	96.81	89.62	8.0%	$96.33	$91.00	5.9%
Mid-scale w/ F&B	91.92	87.93	4.5%	$89.28	$85.99	3.8%
Mid-scale w/o F&B	78.32	71.56	9.4%	$77.05	$70.01	10.1%

Service
Limited-service	78.32	71.56	9.4%	$77.05	$70.01	10.1%
Full-service	99.46	93.54	6.3%	$97.21	$92.46	5.1%
Extended-stay	89.53	81.08	10.4%	$91.47	$85.71	6.7%

All Hotels	88.20	81.37	8.4%	$87.18	$81.17	7.4%
Includes 41 of the company’s 42 wholly owned hotels as of June 30, 2005, as well as four joint venture hotels the company held an ownership interest in during the periods presented. These joint venture hotels include the Ponte Vedra, Fla. Hampton Inn, the West Des Moines, Iowa Fairfield Inn & Suites, the Beachwood, Ohio Courtyard by Marriott, and the Houston, Tex. SpringHill Suites by Marriott. Excludes the wholly owned properties which were sold prior to June 30, 2005 and the Roanoke, Va. Courtyard by Marriott which was acquired in December 2004.
Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These joint venture hotels include the Shelton, Conn. Ramada Inn acquired in March 2004 and the West Des Moines, Iowa Quality Suites acquired in August 2004. Also, excludes the Chapel Hill, N.C. Courtyard by Marriott which opened in September 2004, in which the company owns a 48.78 percent interest. These properties were not open throughout each of the periods presented, therefore they are excluded from the table above.

Winston Hotels, Inc.
Three and Six Months Ended June 30, Occupancy Statistics
Total for 45 Hotels

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% CH	2005	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	65.0%	72.6%	-10.5%	68.5%	76.5%	-10.5%
Courtyard, Fairfield Inn, Residence Inn	66.3%	60.6%	9.4%	69.1%	62.8%	10.0%
Hampton Inn/Suites	66.4%	66.4%	0.0%	69.9%	69.3%	0.9%
Hilton Garden Inn	63.9%	69.2%	-7.7%	68.6%	73.2%	-6.3%
Holiday Inn Express/Select	58.5%	57.8%	1.2%	63.6%	62.5%	1.8%
Homewood Suites	73.8%	74.3%	-0.7%	74.6%	74.1%	0.7%

Region
South Atlantic	73.1%	75.2%	-2.8%	70.4%	72.1%	-2.4%
East North Central	79.7%	79.1%	0.8%	71.4%	71.9%	-0.7%
West South Central	62.6%	49.0%	27.8%	59.9%	51.2%	17.0%
West North Central	76.4%	78.0%	-2.1%	70.8%	69.9%	1.3%
Mountain	64.3%	62.2%	3.4%	73.0%	70.4%	3.7%
New England	71.8%	72.1%	-0.4%	65.3%	69.3%	-5.8%
Middle Atlantic	77.5%	78.8%	-1.6%	70.2%	71.2%	-1.4%

Segment
Upscale	73.0%	70.6%	3.4%	70.6%	69.2%	2.0%
Mid-scale w/ F&B	69.3%	71.0%	-2.4%	62.9%	65.7%	-4.3%
Mid-scale w/o F&B	72.8%	74.2%	-1.9%	69.4%	70.6%	-1.7%

Service
Limited-service	72.8%	74.2%	-1.9%	69.4%	70.6%	-1.7%
Full-service	72.4%	73.4%	-1.4%	66.9%	68.8%	-2.8%
Extended-stay	72.0%	66.0%	9.1%	72.7%	67.9%	7.1%

All Hotels	72.5%	72.2%	0.4%	69.2%	69.4%	-0.3%
Includes 41 of the company’s 42 wholly owned hotels as of June 30, 2005, as well as four joint venture hotels the company held an ownership interest in during the periods presented. These joint venture hotels include the Ponte Vedra, Fla. Hampton Inn, the West Des Moines, Iowa Fairfield Inn & Suites, the Beachwood, Ohio Courtyard by Marriott, and the Houston, Tex. SpringHill Suites by Marriott. Excludes the wholly owned properties which were sold prior to June 30, 2005 and the Roanoke, Va. Courtyard by Marriott which was acquired in December 2004.
Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These joint venture hotels include the Shelton, Conn. Ramada Inn acquired in March 2004 and the West Des Moines, Iowa Quality Suites acquired in August 2004. Also, excludes the Chapel Hill, N.C. Courtyard by Marriott which opened in September 2004, in which the company owns a 48.78 percent interest. These properties were not open throughout each of the periods presented, therefore they are excluded from the table above.